Exhibit 10.1

LEASE

BY AND BETWEEN

MENLO BUSINESS PARK, LLC, LESSOR

AND

DEPOMED, INC., LESSEE

Menlo Business Park

1330 O’Brien Drive

Menlo Park, California

April 30, 2003

LEASE EXTENSION AGREEMENT

Building #6

1360 O’Brien Drive

Menlo Park, California 94025

THIS LEASE EXTENSION AGREEMENT (this “Agreement”) is made and entered into on April 30, 2003 by and between MENLO BUSINESS PARK, LLC, a California limited liability company (“Lessor”), and DEPOMED, INC., a California corporation (“Lessee”).

RECITALS

A.                                   Lessor and Lessee entered into a Lease dated February 4, 2000 (the “Lease”) of the premises referred to as Building #6 located at 1360 O’Brien Drive, Menlo Park, California 94025, more particularly described on Exhibit “A” attached to the Lease and incorporated by reference herein (the “Premises”).  The Premises contain approximately 20,624 rentable square feet of space.

B.                                     The expiration date of the initial term of the Lease is March 14, 2005.  Lessor and Lessee wish to extend the initial term of the Lease, subject to the terms and conditions set forth herein.

AGREEMENT

NOW THEREFORE, in consideration of the mutual covenants contained herein, the parties agree as follows:

1.                                       Defined Terms.  All capitalized terms and phrases used but not defined in this Agreement shall have the meanings given to them in the Lease.

2.                                       Extension of Initial Term.

(a)                                  The initial term of the Lease is hereby extended for a period of thirty-six (36) calendar months and seventeen (17) days commencing on March 15, 2005 and ending on April 30, 2008 (the “Extension Term”).  The Extension Term shall be upon all of the same terms and conditions of the Lease, except that the Monthly Base Rent payable by Lessee to Lessor during the Extension Term shall be as set forth in Paragraph 3 hereof.

(b)                                 The option to extend provided for in Paragraph 3 of the Lease shall be for a term of sixty (60) calendar months immediately following the expiration of the Extension Term and shall otherwise be upon the same terms and conditions as set forth in Paragraph 3 of the Lease.

3.                                       Monthly Base Rent.  Lessee shall pay to Lessor Monthly Base Rent during the Extension Term, in monthly installments in advance on a triple net basis in lawful money of the United States, as follows:

(a)                                  Commencing on March 15, 2005 and continuing through April 30, 2006, the sum of Forty-six Thousand Four Hundred Four Dollars ($46,404) per month ($2.25/square foot/NNN).

(b)                                 Commencing on May 1, 2006 and continuing on each anniversary of the commencement date of the Extension Term thereafter during the Extension Term (the “Rental Adjustment Date”), the Monthly Base Rent shall be adjusted to reflect any increases in the cost of living.  The adjustment shall be calculated upon the basis of the United States Department of Labor, Bureau of Labor Statistics Consumer Price Index, all items, for all Urban Consumers - San Francisco-Oakland-San Jose (1982-84=100), hereafter referred to as the “Index.”  The Index for said subgroup published most recently as of the end of the calendar month immediately preceding the month in which the commencement date of the Extension Term occurs shall be considered the “base Index.”

(c)                                  The Monthly Base Rent shall be adjusted as of each Rental Adjustment Date to an amount equal to the product obtained by multiplying Forty-six Thousand Four Hundred Four Dollars ($46,404) (the Monthly Base Rent for the Premises commencing on March 15, 2005 referred to in Paragraph 3(a) above), by a fraction, the numerator of which is the Index most recently published as of the end of the calendar month immediately preceding each Rental Adjustment Date and the denominator of which is the base Index; provided that in no event shall the Monthly Base Rent be increased on any Rental Adjustment Date to an amount less than three percent (3%) per annum or more than six percent (6%) per annum, calculated for each individual year from the previous Rental Adjustment Date, of the Monthly Base Rent payable before such Rental Adjustment Date.

(d)                                 When the new Monthly Base Rent is determined for each Rental Adjustment Date, Lessor shall give Lessee written notice of the amount of the new Monthly Base Rent and how the new Monthly Base Rent figure was computed in accordance with subparagraphs 3(b) and 3(c) above.  Lessee shall pay to Lessor retroactively any unpaid increase in Monthly Base Rent due from and after the Rental Adjustment Date.  If the Index does not exist on any Rental Adjustment Date in the same format as referred to in subparagraph 3(b) above, Lessor shall substitute in lieu thereof an index reasonably comparable to the Index referred to above which is acceptable to Lessee and which is then published by the Bureau of Labor Statistics, or successor or similar governmental agency, or if no governmental agency then publishes an index, Lessor shall substitute therefor any index commonly accepted which is published by a reputable private organization.

(e)                                  Monthly Base Rent for any partial month shall be prorated on the basis of the number of calendar days in such month.

4.                                       Additional Rent; Operating Expenses and Taxes.  In addition to the Monthly Base Rent payable by Lessee pursuant to Paragraph 3 above, Lessee shall pay to Lessor during the Extension Term, as Additional Rent, Operating Expenses and Taxes pursuant to Paragraph 5 of the Lease.

5.                                       Tenant Improvement Work.

(a)                                  Concurrently with the execution and delivery of this Agreement, Lessor shall provide Lessee with a tenant improvement allowance of One Hundred Three Thousand One Hundred Twenty Dollars ($103,120) ($5.00 per rentable square foot) (the “Tenant Improvement Allowance”) to defray a portion of the cost of the improvements to the Premises which shall be mutually approved in writing by Lessor and Lessee (“Tenant Improvement Work”).  The entire cost of the Tenant Improvement Work in excess of the Tenant Improvement Allowance, if any, shall be paid by Lessee.  The cost of obtaining approval by of the City of Menlo Park of a merger of the Building #5 Land (1330 O’Brien Drive) and the Building #6 Land (1360 O’Brien Drive) to be occupied by Lessee pursuant to the new Lease dated March 26, 2003 between Lessor and Lessee, and the cost of connecting Building #6 and Building #5 pursuant to plans approved by Lessor and Lessee shall be included in the cost of the Tenant Improvement Work.  Subject to Lessor’s prior written approval of the plans and specifications for the Tenant Improvement Work for both Building #6 and Building #5, Lessee may combine the Tenant Improvement Allowance for the Premises (Building #6) and the Tenant Improvement Allowance for 1330 O’Brien Drive (Building #5) and apply the combined Tenant Improvement Allowance to either Building #6 or Building #5 in its entirety, provided that Lessor shall not be obligated to approve the plans and specifications for any of such Tenant Improvement Work if, in Lessor’s judgment, such plans and specifications provide for the performance of any of such Tenant Improvement Work in a manner that could adversely affect the leasing of either Building #6 or Building #5 to a future tenant.

(b)                                 Lessor shall enter into a contract with a licensed general contractor for the construction of the Tenant Improvement Work.  The general contractor shall be selected jointly by Lessor and Lessee from a list of approved contractors prepared by the Lessor.  The Tenant Improvement Work shall be performed pursuant to the plans and specifications approved in writing by Lessor and Lessee.

(c)                                  The Tenant Improvement Work shall be constructed under the direct supervision of Tarlton Properties, Inc., as construction manager, at a fee of five percent (5%) of hard construction costs (i.e., the amounts paid to the general contractor, subcontractors, vendors, and suppliers for labor and materials for the construction of the Tenant Improvements) as a cost of the Tenant Improvement Work.  The general contractor shall perform the work pursuant to a negotiated fixed fee guaranteed maximum price contract.  The work shall be performed on an “open book” basis with a post-job audit of all costs by a representative from both Lessee and Tarlton Properties, Inc.

6.                                       Security Deposit.

(a)                                  Lessor acknowledges that Lessor has received from Lessee and is currently holding the sum of Two Hundred Ninety Thousand Seven Hundred Ninety-eight and Forty Hundredths Dollars ($290,798.40) in cash (the “Security Deposit”), as security for Lessee’s faithful performance of Lessee’s obligations under this Lease.

(b)                                 Provided that (1) no default by Lessee under the Lease of the Premises (Building #6, 1360 O’Brien Drive) or under the new Lease between Lessor and Lessee dated March 26, 2003 of Building #5, 1330 O’Brien Drive, remains uncured as of any of the refund dates referred to in clause (3) below, (2) Lessee shall not have been late by more than five (5) days in the payment of rent under either the Building #6 Lease or the Building #5 Lease at any time during the twelve (12) months immediately preceding any of the refund dates referred to in clause (3) below, and (3) Lessee’s audited balance sheet (or Lessee’s balance sheet certified by Lessee’s chief financial officer if Lessee is not then issuing audited statements) as of December 31, 2003, December 31, 2004, December 31, 2005, and December 31, 2006 shows that Lessee has cash and marketable securities (at current market value) of at least Six Million Dollars ($6,000,000), Lessor shall reduce the Security Deposit by refunding to Lessee Forty-eight Thousand Four Hundred Sixty-six Dollars ($48,466) of the Security Deposit on March 15 following each such year-end date (i.e., on March 15, 2004, March 15, 2005, March 15, 2006, and March 15, 2007).  The foregoing condition shall apply separately as to each such year (December 31, 2003, 2004, 2005, and 2006) so that if the amount of cash and marketable securities is less than the required amount as shown on Lessee’s audited balance sheet for any year end and therefore Lessee is not entitled to receive the reduction in the Security Deposit on the following March 15, Lessee shall nevertheless be entitled to the reduction in the Security Deposit if the condition to such reduction is satisfied in any subsequent year.

7.                                       Holding Over.  Paragraph 19, Holding Over, of the Lease is hereby deleted in its entirety and the following is substituted therefore:

“7.                                 Holding Over.  Lessee shall vacate the Premises and deliver the same to Lessor upon the expiration or sooner termination of this Lease.  In the event of holding over by Lessee after the expiration or termination of this Lease without Lessor’s prior written consent, such holding over shall be on a month-to-month tenancy and all of the terms and provisions of this Lease shall be applicable during such period, except that Lessee shall pay Lessor as Monthly Base Rent during such holdover an amount equal to the greater of (i) one hundred fifty percent (150%) of the Monthly Base Rent in effect at the expiration of the term, or (ii) the then market rent for comparable research and development/office space; provided, that if such holdover is with Lessor’s written consent given by Lessor prior to the expiration or sooner termination of this Lease, the Monthly Base Rent during such holdover shall be equal to one hundred twenty-five percent (125%) of the then market rent for comparable research and development/office space, as reasonably determined by Lessor.  If such holdover is without Lessor’s written consent, Lessee shall be liable to Lessor for all costs, expenses, and consequential damages incurred by Lessor as a result of such holdover.  The rental payable during such holdover period shall be payable to Lessor on demand.”

8.                                       Damage or Destruction.  Paragraph 20(a), Damage or Destruction, of the Lease is hereby deleted in its entirety and the following substituted therefore:

“(a)                            In the event of a total destruction during the lease term from any cause, of (1) the Building and Improvements, or (2) the Building and Improvements referred to as Building #5, 1330 O’Brien Drive, Menlo Park, California (the “1330 O’Brien Drive Premises”) during the term of Lessee’s Lease of said Premises, either party may elect to terminate this Lease by giving written notice of termination to the other party within thirty (30) days after the casualty occurs.  A total destruction shall be deemed to have occurred for this purpose if the Building and Improvements which are the subject of this Lease or the Building and Improvements consisting of the 1330 O’Brien Drive Premises are destroyed to the extent of seventy-five percent (75%) or more of the replacement cost thereof.  If the Lease is not terminated, Lessor shall repair and restore the Premises and the 1330 O’Brien Drive Premises (if applicable) in a diligent manner and this Lease shall continue in full force and effect, except that Monthly Base Rent and Additional Rent of the Premises which are the subject of this Lease shall be abated in accordance with Paragraph 20(d) below.

9.                                       Real Estate Brokers.  Lessor shall pay a leasing commission to Tarlton Properties, Inc., Lessor’s broker, in connection with this Agreement pursuant to a separate agreement between Lessor and said broker.  Each party represents and warrants to the other party that it has not had any dealings with any real estate broker, finder, or other person with respect to this Agreement other than Tarlton Properties, Inc. who has acted as exclusive leasing agent for Lessor, and BT Commercial and Technology Commercial, Inc., who have acted as Lessee’s agents, and each party shall hold harmless the other party from all damages, expenses, and liabilities resulting from any claims that may be asserted against the other party by any broker, finder, or other person with whom the other party has or purportedly has dealt, other than the above named brokers.

10.                                 Continuing Effect.  The parties acknowledge that the Lease remains in full force and effect as amended hereby, and with the initial term extended as provided herein.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

“Lessor”

MENLO BUSINESS PARK, LLC
a California limited liability company

By:	/s/ J.O. Oltmans, II
J. O. Oltmans, II, Manager

By:	/s/ James R. Swartz
James R. Swartz, Manager

“Lessee”

DEPOMED, INC.,
a California corporation

By:	/s/ John F. Hamilton
Its

By:	/s/ John N. Shell
Its